NEWS RELEASE
5875 Landerbrook Drive, Suite 300 • Cleveland, Ohio 44124-4069
Tel. (440) 449-9600 • Fax (440) 449-9577

FOR FURTHER INFORMATION, CONTACT:
Christina Kmetko	For Immediate Release
(440) 229-5168	Tuesday, October 29, 2019

HYSTER-YALE MATERIALS HANDLING
ANNOUNCES THIRD QUARTER 2019 RESULTS

Quarter Highlights:

•
Q3 2019 consolidated operating profit increased to $19.5 million from $12.2 million in Q3 2018 driven by a 44% increase in Lift Truck operating profit primarily from tariff recoveries in the Americas and improved JAPIC results

•	Q3 2019 revenue decreased 2.3% from Q3 2018 due to lower shipments primarily caused by supplier issues

•	Q3 2019 tax expense vs. Q3 2018 substantial tax benefit from U.S. tax reform resulted in decline in net income, and decrease in earnings per share to $0.76/ share from $0.93/ share in Q3 2018

Cleveland, Ohio, October 29, 2019 - Hyster-Yale Materials Handling, Inc. (NYSE: HY) today announced consolidated revenues of $766.0 million and consolidated net income of $12.8 million, or $0.76 per diluted share, for the third quarter of 2019 compared with consolidated revenues of $783.9 million and consolidated net income of $15.4 million, or $0.93 per diluted share, for the third quarter of 2018. Third-quarter 2019 consolidated operating profit increased to $19.5 million from $12.2 million in 2018, which included $4.0 million of unfavorable one-time purchase accounting adjustments related to the acquisition of Maximal in June 2018. Third-quarter 2018 net income included tax benefits of $5.5 million related to U.S. tax reform adjustments. Both third quarters reflect the normal seasonal plant shutdown and costs associated with customary third-quarter production schedules at the Company's manufacturing plants.
For the nine months ended September 30, 2019, the Company reported consolidated revenues of $2.5 billion and net income of $32.4 million, or $1.94 per diluted share, compared with consolidated revenues of $2.3 billion and net income of $35.9 million, or $2.16 per diluted share, for the first nine months of 2018. Year-to-date consolidated operating profit was $45.8 million in 2019 compared with $42.2 million in 2018. Lift truck shipments increased to approximately 75,500 units in the first nine months of 2019 from approximately 74,300 units in the first nine months of 2018.
At September 30, 2019, the Company had cash on hand of $62.8 million and debt of $351.1 million compared with cash on hand of $50.3 million and debt of $370.9 at June 30, 2019, and cash on hand of $83.7 million and debt of $301.5 million as of December 31, 2018.

Segment Financial Results
Summary results for the Company's three business segments were as follows for the third quarter of 2019 and 2018:

(in millions)	*Hyster-Yale Group		Bolzoni		Nuvera
	Q3 2019	Q3 2018	Q3 2019	Q3 2018	Q3 2019	Q3 2018
Revenues	$725.3	$740.8	$75.8	$84.4	$2.4	$2.0
Operating Profit (Loss)	$28.0	$19.4	$0.7	$1.7	$(9.3)	$(9.0)
Net Income (Loss)	$19.5	$18.7	$0.7	$1.4	$(5.8)	$(6.4)
*For purposes of this release, Hyster-Yale Group refers to the Company's Lift Truck business, Bolzoni is the Attachment business and Nuvera is the Fuel Cell business.
In late 2018, the Company announced that Bolzoni's North America attachment manufacturing would be moved into Hyster-Yale Group's Sulligent, Alabama, manufacturing facility as part of a plan to expand Bolzoni's capabilities in the United States. Effective January 1, 2019, the Sulligent facility became a Bolzoni facility. As a result of this reorganization, the 2019 and comparative 2018 financial information in this news release has been reclassified to reflect the Sulligent facility financial results within the Bolzoni segment.

Hyster-Yale Group Results
Hyster-Yale Group unit shipments, bookings and backlog were as follows:

($ in millions)	Quarter Ended September 30, 2019	Quarter Ended June 30, 2019	Quarter Ended September 30, 2018
Unit Shipments	23,500	26,300	25,600
Unit Bookings	22,800	30,200	26,200
Unit Bookings $ value	$540	$620	$560
Unit Backlog	43,400	44,100	42,300
Unit Backlog $ value	$1,130	$1,130	$1,090
Unit shipments decreased compared with the 2019 second quarter and the 2018 third quarter as shipments in the 2019 third quarter were impacted by a continuing shortage of key components on certain heart-of-the-line products from key suppliers. These shortages also contributed to a changed mix of products within the backlog, which resulted in a higher average sales price per unit in the 2019 third quarter. The supplier issues are reaching resolution, with production levels expected to return to normal by the end of the 2019 fourth quarter. Lower bookings in the 2019 third quarter compared with the prior periods shown were partly a result of extended lead times on certain product ranges caused by the same supplier issues, as well as lower, but still robust, market levels.

Americas Results
Revenues in the Americas segment, which includes the North America, Latin America and Brazil markets, increased modestly to $505.8 million in the third quarter of 2019 from $503.9 million in the 2018 third quarter, despite a 1,400 unit decrease in shipments. This improvement was primarily the result of price increases implemented to offset material cost inflation and tariffs, an increase in other revenue related to higher sales of attachments and an increase in unit shipments in Brazil, where the market continued to strengthen. These revenue improvements were mostly offset by a substantial decrease in North America unit volumes driven primarily by fewer shipments of lower-capacity Class 5 lift trucks, specifically as a result of a continued shortage of component parts from certain key suppliers. Revenues from shipments of Class 1, Class 3 and Class 5 Big Trucks also decreased but were offset by increased shipments of higher-priced Class 2 electric warehouse trucks.

In the third quarter of 2019, operating profit in the Americas improved to $29.5 million from $25.5 million in the third quarter of 2018. Operating profit increased primarily as a result of improved gross profit, partly offset by higher operating expenses. The increase in gross profit was mainly due to price increases and $8.7 million of favorable retroactive tariff exclusion adjustments from suppliers for certain components imported from China partially offset by reduced unit volumes, higher manufacturing costs due to supplier constraints, a shift in mix to lower-margin products and unfavorable currency movements.
Operating expenses increased primarily as a result of increased product development costs to support a planned major upgrade of a number of the Company's core product platforms and additional investments in the expansion of Hyster-Yale Group's industry-focused sales and marketing teams. Higher employee-related costs also contributed to the increased operating expenses.

EMEA Results
Revenues for the EMEA segment, which includes operations in the Europe, Middle East and Africa markets, decreased to $161.7 million in the third quarter of 2019 from $172.2 million in the third quarter of 2018. Revenues declined primarily due to a decrease in shipments, predominantly in Western Europe and to a lesser extent Middle East and Africa, of approximately 600 units over all lift truck classes and unfavorable currency movements of $7.8 million from the translation of sales into U.S. dollars. A portion of the decline in shipments was the result of the same component shortages experienced in the Americas. Price increases implemented to offset higher material costs partially offset the revenue decrease.
EMEA operating profit increased to $1.0 million in the third quarter of 2019 from $0.1 million in the third quarter of 2018 primarily as a result of price increases partially offset by unfavorable currency movements, lower unit volumes and a shift in mix to lower-margin products.

JAPIC Results
Revenues in the JAPIC segment, which includes operations in the Asia and Pacific markets, including China, as well as results from Hyster-Yale Maximal, decreased to $57.8 million in the third quarter of 2019 from $64.7 million in the third quarter of 2018 primarily as a result of a decrease in shipments of approximately 200 units. Unfavorable currency movements of $1.0 million also contributed to the decrease in revenues.
JAPIC generated a lower operating loss of $2.5 million in the third quarter of 2019 compared with an operating loss of $6.2 million in the third quarter of 2018. The improvement was primarily the result of the absence of $4.0 million of unfavorable one-time purchase accounting adjustments made in the prior year third quarter associated with the Maximal acquisition.

Bolzoni Results
During the third quarter of 2019, Bolzoni's revenue decreased to $75.8 million from $84.4 million in 2018. The decrease was mainly due to lower sales in the United States, primarily as a result of transition issues associated with the movement of all production from Homewood, Illinois to Sulligent, Alabama, a continued shortage of component parts from certain key suppliers and unfavorable currency movements of $1.9 million from the translation of sales into U.S. dollars.
Bolzoni's operating profit decreased to $0.7 million in the third quarter of 2019 from $1.7 million in the 2019 second quarter. The decrease was primarily due to costs, including $0.5 million of restructuring expenses, related to the transfer of Bolzoni's North America attachment manufacturing to Sulligent.

Nuvera Results
Nuvera revenues increased to $2.4 million in the third quarter of 2019 from $2.0 million in 2018 primarily as a result of development funding received associated with Nuvera's third-party development agreements.
Nuvera's 2019 third-quarter operating loss increased compared with the prior year quarter mainly as a result of higher warranty expense and an increase in material costs, partially offset by product development funding received from third-parties. Despite an increase in the operating loss, Nuvera's net loss decreased as a result of an accrued dividend from one of Nuvera's investments.

Investor Perspective
Hyster-Yale is currently undertaking the largest set of programs in its history. These programs are expected to have a transformational impact on the Company’s competitiveness, market position and economic performance over the next three to five years.
For some time, the Company has been focused on six strategic initiatives:

1.	Provide the lowest cost of ownership while enhancing productivity for customers.

2.	Be the leader in the delivery of industry- and customer-focused solutions.

3.	Be the leader in independent distribution.

4.	Grow in emerging markets.

5.	Be the leader in the attachments business.

6.	Be a leader in fuel cells and their applications.
The projects required to execute fully on these initiatives have been, in general, initiated over the last several years and many are now moving toward completion. Further, many of the projects supporting these strategic initiatives are inter-related and succeeding in one will foster success in others. In total, these projects have required, and continue to require, significant up-front expense and capital expenditure investment. The projects cover a very broad range of Hyster-Yale activities, including product development, supply chain, IT, manufacturing, sales and marketing for each of the Company’s three major businesses: Hyster-Yale Group, Bolzoni and Nuvera.
Over the course of the past two years, these investments, both expense and capital, have increased significantly. Further increased investments are expected to continue to be made in the 2019 fourth quarter and peak in the 2020 full year. Capital expenditures are expected to decline significantly in 2021 but remain at levels higher than 2019, while expense investments are expected to generally remain at the 2020 levels for the next several years, excluding the impact of normal inflation. The return from these investments has started to be realized and is expected to increase over the course of Hyster-Yale's five-year planning period. In this context, Hyster-Yale Group's operating profit is expected to improve considerably in the 2019 fourth quarter and full year over the comparable 2018 periods, and increase more significantly in 2020 over 2019, with improvements in each quarter over the respective 2019 quarter. Further improved results are expected with significant increases through 2023. Hyster-Yale Group's objective is to achieve its target of 7% operating profit margin in this period assuming reasonable market conditions continue. Bolzoni’s operating profit is expected to decrease substantially in the 2019 fourth quarter and full year from the prior year periods primarily due to the restructuring of its Americas operations, but results in 2020 are expected to significantly improve, with further improvements in the following years, with a target of achieving a 7% operating profit margin. Nuvera’s results are expected to improve in the 2019 fourth quarter and full year over the comparable prior year periods, with break-even targeted to be achieved in the fourth quarter of 2020. Nuvera's quarterly break-even target was adjusted in the second quarter primarily due to a delay in shipments of engines for a key customer in China resulting from the need for additional, unplanned, customer-driven product validation. Shipments are expected to ramp up throughout the second half of 2020, but if there are further delays with validation and production for this China customer, it may push out the break-even date unless other opportunities currently being pursued are realized. Earnings are expected to improve significantly at Nuvera over the 2021 to 2023 time period. At each of these three businesses, the investments being undertaken are expected to lead to increased operating profit through higher volumes, decreased product costs and improved pricing, partially offset by a higher level of operating expense in future years. Overall, consolidated operating profit and net income in the 2019 fourth quarter and full year are expected to increase significantly over the comparable 2018 periods, excluding the impact of the $5.5 million tax benefit realized in the third quarter of 2018. Consolidated operating profit and net income in 2020 are also expected to increase substantially over 2019.
At Hyster-Yale Group, product programs are expected to lay the groundwork for enhanced market position by providing lower cost of ownership and enhanced productivity for the Company’s customers. At the core of these programs is a new set of modular and scalable product families covering both internal combustion engine and electric trucks, which will provide customers with enhanced flexibility for meeting their application needs combined with the benefit of lowest total cost of ownership. Implementation of these programs is expected to begin in the second half of 2020 with the introduction of the first of a new range of counterbalanced trucks. This range will be expanded comprehensively to include larger counterbalanced capacities, Big Trucks and warehouse trucks. A further major initiative in product offerings will come from the introduction of trucks manufactured by Hyster-Yale Maximal, Hyster-Yale Group’s majority-owned joint venture in China. A line of trucks from Hyster-Yale Maximal has been engineered to provide high-quality and reliable, lower-intensity trucks for global markets and standard trucks for the Chinese market. These trucks are being progressively launched globally under the Hyster® UT and Yale® UX brands to serve lower-intensity customer applications beginning with the JAPIC, Brazil and Latin America markets during the 2019 fourth quarter and increasing over the course of 2020 to all countries. In addition, Hyster-Yale Group’s partner in India is expected to expand local production of larger trucks. Further, in the first quarter of 2019, a new end rider and a new automated Reach Truck were launched in the North America market, and a range of lower-cost Class 3 lift trucks was launched in certain markets during the second quarter. New lower-cost Class 3 walkie and stacker global products were launched in certain markets in the third quarter and are expected to be introduced in other markets during the 2019 fourth quarter. All of these new products are expected to have a significant impact on results in 2020. Further, additional products are being added to the product line-up in 2020. To further enhance productivity for customers, Hyster-Yale Group is continuing to develop automation solutions for warehouse trucks, initially in combination with industry partners. Some of these products are already in the market today, but new solutions and customers are expected to be developed progressively over the next several years. Hyster-Yale Group continues to expand sales of telemetry products. New generations of lift trucks will offer a fully integrated telematics solution. Finally, Hyster-Yale Group anticipates introducing new fuel cell battery box replacements ("BBR") for Class 1, 2 and 3 forklift trucks over the next few years, beginning with the first model in the first quarter of 2020, that are expected over time to move the fuel cell BBR business to break-even.
The introduction of these new products will lead to significant changes in supply chain sourcing and in the Company’s various manufacturing facilities around the world. Consolidated component volume sourced globally from reliable partners is expected to reduce costs and improve quality as these new products are brought to market over the next few years. Hyster-Yale Group’s largest manufacturing facilities in Berea, Craigavon and Greenville are undergoing significant changes and are expected to have reduced costs and improved productivity while most other plants will see more modest changes. China production activities are expected to be consolidated at the Hyster-Yale Maximal facility. This transition will occur in two phases, with the first phase anticipated to be completed by the end of 2019, and the second phase expected to be completed by the end of 2020.
Hyster-Yale Group currently has over 400 different forklift models in its range, including Hyster-Yale Maximal models, which are supported by its capability to customize these trucks to meet specific customer needs. The modular nature of the new products being introduced will enhance Hyster-Yale Group's ability to meet customer needs at lowest cost and in more detail, both at the industry level and at the individual customer level. To achieve the full expected benefit from these programs, Hyster-Yale Group continues to make substantial expense investments in its sales and marketing organizations to realign teams around industry groupings, with spending on this program almost at its peak. Within marketing, industry-focused resources have been added to develop industry strategies. The higher-priority industry strategies have been completed for North America and Europe. All of the strategies are expected to be completed for all countries, or groups of countries, around the world by the end of 2019 but will mature and be enhanced over future years. To support execution of these industry strategies, Hyster-Yale Group has invested in additional industry-focused sales capabilities to support its dealers. This industry-focused structure has been in place and highly successful in its National Account direct sales program and is now being deployed with the new dealer support teams. These investments are largely in place in North America, and to a lesser degree in EMEA. Additional sales capabilities are expected to be added in other areas around the world over the next two years, while the Company will look to reduce costs in other areas to contain spending. In total, the Company believes that these projects will put it in a position to be a leader in the delivery of industry- and customer-focused solutions worldwide.
While the new sales teams will support dealers’ sales efforts, the Company also intends to continue to upgrade its global dealer capabilities. A core objective is to have dealers that are fully capable of maximizing the potential of the Hyster® and Yale® brands in their territories. These dealers will be supported by Hyster-Yale Group's commitment to helping dealers strengthen the excellence of their activities in all areas of their business, including leadership, sales, parts, service, rental, leasing and remarketing. To help these programs have maximum impact, the Company intends to invest over the next few years in enhanced digital customer experience systems. Taken together, these initiatives amount to a new, uniquely competitive way of serving the markets around the world.
Bolzoni is also pursuing very aggressive projects to expand its global market position. These projects include strengthening Bolzoni’s ability to serve the North America market by having responsibility for Hyster-Yale Group’s Sulligent plant, where it is now manufacturing attachments and also continuing the plant’s support of Hyster-Yale Group through the supply of cylinders and various other components. In the first half of 2019, Bolzoni phased out production at its current Homewood, Illinois facility and substantially completed the shift of manufacturing to Sulligent. Bolzoni is still maintaining a distribution center and certain other operations in Homewood. In addition to the restructuring charges of $2.5 million recorded in the first nine months of 2019 associated with these plans, Bolzoni anticipates that, during the fourth quarter of 2019 and into 2020, it will incur additional charges of approximately $0.8 million to $1.5 million for further restructuring-related costs.
There is a large opportunity for market share growth in the Americas market for attachments. To help capture this, Bolzoni plans to introduce a broader range of locally produced attachments with shorter lead times to serve its customer base. Bolzoni also is in the process of increasing its sales, marketing and product support capabilities in North America, and is establishing a small assembly function in Brazil to serve the Latin America market. In addition, it has developed a standard product line sourced from one of its factories in China, which will continue to be expanded. Bolzoni’s current outstanding premium line of products coupled with these standard products and an industry-focused strategy are expected to give Bolzoni the ability to increase its sales significantly in the Americas,

JAPIC and EMEA regions. These new programs are expected to increase Bolzoni’s market position and profitability, especially over the next three to four years.
Nuvera is approaching the point where it will move from being a venture business focused on commercializing leading technology to a stable, product-based company serving not only the forklift truck market, but also heavy-duty applications, such as buses and trucks and applications in the automotive sector, with an expanding line of developed products. Nuvera expects its core technology to move to a new generation of fuel cell stack design over the next year with broad application in each of these markets. It has successfully certified its first 45kW engine for China and has begun the vehicle certification process. Nuvera is focused on continuously improving the quality and cost of its fuel cell engines. These performance and cost factors are expected to reach target objectives over the next two years. With the transfer of the responsibility for development of non-fuel-cell engine components and the overall assembly of Class 1 and Class 2 BBRs to Hyster-Yale Group during the second and third quarters of 2019, Nuvera will be focused entirely on fuel cell stacks and engines by 2020. To enhance its cost base, Nuvera continues to work on standardizing its products, developing low-cost suppliers and automating various elements of stack production. Robotic stack assembly lines have been in development for some time, and Nuvera expects to bring the first online during the fourth quarter of 2019. In overview, Nuvera’s objective is to reduce its loss in the fourth quarter of 2019 compared with the fourth quarter of 2018 and to target break-even during the fourth quarter of 2020, although this is dependent on the ramp up in engine supply mentioned above. In the long term, Nuvera is expected to contribute substantially to the Company's overall earnings.
In summary, Hyster-Yale believes it is approaching an inflection point in its business. The third quarter reflected continued investment in these programs, similar to the first half of the year, but fourth quarter results are expected to improve significantly in comparison to the 2018 fourth quarter. Efforts to abate significant shortages from key suppliers in the United States are succeeding. These shortages are expected to substantially ease during the 2019 fourth quarter and be resolved fully by the end of the year. The status of tariffs has been changing continuously and, although the Company is still experiencing significant additional costs from both the Section 232 and Section 301 tariffs, the Section 301 tariffs have been abated somewhat by granted exclusions and partly offset by the Company’s supply chain group securing alternative non-Chinese suppliers and negotiating price reductions. The exclusions were applied retroactively to the July 6, 2018 effective date and extend for one year after the notice of exclusions, or April 2020. During the second quarter, the Company recorded duties recoverable for the period of July 6, 2018 through the 2019 second quarter. The Company recorded additional recoveries in the third quarter from suppliers who provided components for which retrospective exemptions were granted. Some further, but substantially lower, recovery is anticipated in the fourth quarter.
The current lift truck backlog contains certain deal-specific pricing agreements at less than target margins to gain targeted accounts and for which margin improvement efforts have taken some time to mature. These agreements reduced profitability in the first nine months of 2019. However, margins are expected to recover fully from the 2018 material cost inflation and the heavily discounted deals by the end of the 2019 fourth quarter. Margins are also expected to continue to be enhanced by the exemption of tariffs on certain Chinese components, although the Company has reduced the tariff surcharge it applies to products sold to customers.
For the 2019 full year, consolidated cash flow before financing activities is expected to decrease significantly compared with 2018, after excluding the impact of the 2018 acquisition of Hyster-Yale Maximal. The decrease is primarily due to changes in working capital, particularly accounts receivable, as well as higher capital expenditures. Working capital is expected to improve significantly in the fourth quarter of 2019 as the inventory supplier issues are resolved, but the improvement is not expected to fully offset the higher working capital experienced in the earlier parts of the year. For the 2020 full year, consolidated cash flow before financing activities is expected to increase significantly over 2019.
In 2020 and 2021, a considerable portion of the new projects outlined above are expected to have reached completion for all three companies and the Company believes the full impact of these programs can lead to profitability improvements for a number of years to come. The remainder of the programs are expected to come to maturity mainly in 2022 and 2023, although a few, particularly those involving dealer structure and excellence, are more in the nature of continuous improvement projects rather than projects which reach maturity at a given time. Of course, the absolute level of profitability will reflect actual market demand levels, which showed some softening in the first nine months of 2019. While markets are still at historically high levels, the market appears to be in a downturn, which is currently projected to be moderate and of limited duration. As a result, in the remainder of 2019 and in 2020, the Company is currently forecasting strong but lower forklift market levels. The Company continues to forecast a resolution to Brexit in a way that does not significantly harm Hyster-Yale’s business prospects.
The Company believes that investors who are focused on mid-term business improvement in market position and profitability will find that Hyster-Yale’s focus is consistent with those investment objectives.

*****

Conference Call
In conjunction with this news release, the management of Hyster-Yale Materials Handling, Inc. will host a conference call on Wednesday, October 30, 2019 at 11:00 a.m. Eastern Time. The call may be accessed by dialing (833) 241-7250 (Toll Free) or (647) 689-4214 (International), Conference ID: 8366818, or over the Internet through Hyster-Yale's website at www.hyster-yale.com. Please allow 15 minutes to register, download and install any necessary audio software required to listen to the broadcast. A replay of the call will be available shortly after the end of the conference call through November 6, 2019. The online archive of the broadcast will be available on the Hyster-Yale website.

Non-GAAP and Other Measures
This release contains non-GAAP financial measures. Included in this release are reconciliations of these non-GAAP financial measures to the most directly comparable financial measures calculated in accordance with U.S. generally accepted accounting principles (“GAAP”). EBITDA in this press release is provided solely as a supplemental non-GAAP disclosure of operating results. Management believes that EBITDA assists investors in understanding the results of operations of the Company. In addition, management evaluates results using EBITDA.
For purposes of this news release, discussions about net income (loss) refer to net income (loss) attributable to stockholders.

Forward-looking Statements Disclaimer
The statements contained in this news release that are not historical facts are “forward-looking statements” within the meaning of Section 27A of the Securities Act of 1933 and Section 21E of the Securities Exchange Act of 1934. These forward-looking statements are made subject to certain risks and uncertainties, which could cause actual results to differ materially from those presented. Readers are cautioned not to place undue reliance on these forward-looking statements, which speak only as of the date hereof. The Company undertakes no obligation to publicly revise these forward-looking statements to reflect events or circumstances that arise after the date hereof. Among the factors that could cause plans, actions and results to differ materially from current expectations are, without limitation: (1) reduction in demand for lift trucks, attachments and related aftermarket parts and service on a global basis, (2) delays in delivery or increases in costs, including transportation costs, the imposition of tariffs, or the renewal of tariff exclusions, of raw materials or sourced products and labor or changes in or unavailability of quality suppliers, (3) delays in manufacturing and delivery schedules, (4) the successful commercialization of Nuvera's technology, (5) customer acceptance of pricing, (6) the political and economic uncertainties in the countries where the Company does business, (7) the ability of dealers, suppliers and end-users to obtain financing at reasonable rates, or at all, as a result of current economic and market conditions, (8) exchange rate fluctuations and monetary policies and other changes in the regulatory climate in the countries in which the Company operates and/or sells products, (9) bankruptcy of or loss of major dealers, retail customers or suppliers, (10) customer acceptance of, changes in the costs of, or delays in the development of new products, (11) introduction of new products by, or more favorable product pricing offered by, competitors, (12) product liability or other litigation, warranty claims or returns of products, (13) the effectiveness of the cost reduction programs implemented globally, including the successful implementation of procurement and sourcing initiatives, (14) changes mandated by federal, state and other regulation, including tax, health, safety or environmental legislation, (15) unfavorable effects of geopolitical and legislative developments on global operations, including without limitation, the United Kingdom's exit from the European Union, the entry into new trade agreements and the imposition of tariffs and/or economic sanctions, (16) delays in or increased costs of moving Bolzoni's North America attachment manufacturing from Homewood, Illinois, to Sulligent, Alabama, and (17) Hyster-Yale may not be able to successfully integrate Maximal's operations and employees.

About Hyster-Yale Materials Handling, Inc.
Hyster-Yale Materials Handling, Inc., headquartered in Cleveland, Ohio, offers a broad array of solutions to meet the specific materials handling needs of customers’ applications. The Company's wholly owned operating subsidiary, Hyster-Yale Group, Inc., designs, engineers, manufactures, sells and services a comprehensive line of lift trucks and aftermarket parts marketed globally primarily under the Hyster® and Yale® brand names.  Subsidiaries of Hyster-Yale include Nuvera Fuel Cells, LLC, an alternative-power technology company focused on fuel cell stacks and engines, and Bolzoni S.p.A., a leading worldwide producer of attachments, forks and lift tables marketed under the Bolzoni®, Auramo® and Meyer® brand names.  Hyster-Yale also has significant joint ventures in Japan (Sumitomo NACCO) and in China (Hyster-Yale Maximal).  For more information about Hyster-Yale and its subsidiaries, visit the Company's website at www.hyster-yale.com.

*****

HYSTER-YALE MATERIALS HANDLING, INC.
FINANCIAL HIGHLIGHTS

	Three Months Ended		Nine Months Ended
	September 30		September 30
	2019	2018	2019	2018
	(In millions, except per share data)

Revenues	$766.0	$783.9	$2,457.0	$2,338.3
Cost of sales	631.0	666.2	2,056.4	1,963.2
Gross Profit	135.0	117.7	400.6	375.1
Selling, general and administrative expenses	115.5	105.5	354.8	332.9
Operating Profit	19.5	12.2	45.8	42.2
Other (income) expense
Interest expense	5.3	3.6	14.9	11.6
Income from unconsolidated affiliates	(2.1)	(2.2)	(7.9)	(7.4)
Other, net	(1.7)	0.6	(5.2)	(1.5)
Income before Income Taxes	18.0	10.2	44.0	39.5
Income tax provision (benefit)	4.9	(4.7)	10.8	4.0
Net (income) loss attributable to noncontrolling interest	(0.3)	0.5	(0.8)	0.4
Net Income Attributable to Stockholders	$12.8	$15.4	$32.4	$35.9

Basic earnings per share	$0.77	$0.93	$1.95	$2.17

Diluted earnings per share	$0.76	$0.93	$1.94	$2.16

Basic weighted average shares outstanding	16.660	16.555	16.638	16.534
Diluted weighted average shares outstanding	16.735	16.601	16.709	16.586

EBITDA RECONCILIATION
	Quarter Ended
	12/31/2018	3/31/2019	6/30/2019	9/30/2019	LTM 9/30/2019
	(In millions)
Net Income (Loss) Attributable to Stockholders	$(1.2)	$3.4	$16.2	$12.8	$31.2
Noncontrolling interest income (loss)	—	(0.2)	0.7	0.3	0.8
Income tax provision (benefit)	(1.7)	1.5	4.4	4.9	9.1
Interest expense	4.4	4.5	5.1	5.3	19.3
Interest income	(0.2)	(0.4)	(0.4)	(0.2)	(1.2)
Depreciation and amortization expense	11.6	11.2	10.8	10.3	43.9
EBITDA*	$12.9	$20.0	$36.8	$33.4	$103.1

*EBITDA in this press release is provided solely as a supplemental disclosure. EBITDA does not represent net income (loss), as defined by U.S. GAAP, and should not be considered as a substitute for net income or net loss, or as an indicator of operating performance. Hyster-Yale defines EBITDA as income (loss) before income taxes and noncontrolling interest income (loss) plus net interest expense and depreciation and amortization expense. EBITDA is not a measurement under U.S. GAAP and is not necessarily comparable with similarly titled measures of other companies.

HYSTER-YALE MATERIALS HANDLING, INC.
FINANCIAL HIGHLIGHTS

	Three Months Ended		Nine Months Ended
	September 30		September 30
	2019	2018	2019	2018
	(In millions)
Revenues
Americas	$505.8	$503.9	$1,578.0	$1,471.4
EMEA	161.7	172.2	553.9	561.1
JAPIC	57.8	64.7	194.1	171.7
Hyster-Yale Group	$725.3	$740.8	$2,326.0	$2,204.2
Bolzoni	75.8	84.4	258.4	261.9
Nuvera	2.4	2.0	9.1	3.3
Eliminations	(37.5)	(43.3)	(136.5)	(131.1)
Total	$766.0	$783.9	$2,457.0	$2,338.3

Gross profit (loss)
Americas	$90.3	$76.4	$261.8	$241.3
EMEA	26.1	23.5	79.6	74.4
JAPIC	8.6	3.8	23.1	14.4
Hyster-Yale Group	$125.0	$103.7	$364.5	$330.1
Bolzoni	13.0	14.4	44.1	48.2
Nuvera	(3.1)	(0.5)	(7.6)	(3.0)
Eliminations	0.1	0.1	(0.4)	(0.2)
Total	$135.0	$117.7	$400.6	$375.1

Operating profit (loss)
Americas	$29.5	$25.5	$71.0	$71.4
EMEA	1.0	0.1	5.7	2.4
JAPIC	(2.5)	(6.2)	(8.8)	(10.5)
Hyster-Yale Group	$28.0	$19.4	$67.9	$63.3
Bolzoni	0.7	1.7	4.2	7.6
Nuvera	(9.3)	(9.0)	(25.9)	(28.5)
Eliminations	0.1	0.1	(0.4)	(0.2)
Total	$19.5	$12.2	$45.8	$42.2

Net income (loss) attributable to stockholders
Americas	$20.8	$21.6	$50.6	$52.2
EMEA	1.0	0.2	5.0	2.5
JAPIC	(2.3)	(3.1)	(6.2)	(4.3)
Hyster-Yale Group	$19.5	$18.7	$49.4	$50.4
Bolzoni	0.7	1.4	2.6	5.4
Nuvera	(5.8)	(6.4)	(17.9)	(20.6)
Eliminations	(1.6)	1.7	(1.7)	0.7
Total	$12.8	$15.4	$32.4	$35.9

HYSTER-YALE MATERIALS HANDLING, INC.
FINANCIAL HIGHLIGHTS

CASH FLOW AND CAPITAL STRUCTURE
	Nine Months Ended
	September 30
	2019	2018
	(In millions)
Net cash provided by (used for) operating activities	$(17.3)	$92.3
Net cash used for investing activities	(24.5)	(97.3)
Cash Flow Before Financing Activities	$(41.8)	$(5.0)

	September 30, 2019	December 31, 2018
Debt	$351.1	$301.5
Cash	62.8	83.7
Net Debt	$288.3	$217.8